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                                   EXHIBIT 11

        Computation of Weighted Average Number of Shares of Common Stock


                                                    Year Ended December
                                                  ------------------------
                                                  1995      1996      1997
                                                  ----      ----      ----
Shares outstanding at beginning of period........  9,057    11,000   14,989
Weighted average shares issued...................  1,460     3,045        8
Incremental shares of common stock outstanding
   giving effect to stock options and warrant....  1,096       451      230
                                                  ------    ------   ------

Weighted average shares for earnings per share... 11,613    14,496   15,227
                                                  ======    ======   ======
